Performant Financial Corporation Announces Financial Results for Fourth Quarter and Full Year 2018

Livermore, Calif., March 26, 2019 - Performant Financial Corporation (Nasdaq: PFMT), a leading provider of technology-enabled recovery and related analytics services in the United States, today reported the following financial results for its fourth quarter and full year ended December 31, 2018:

Fourth Quarter Financial Highlights

•	Total revenues of $39.8 million, compared to $33.3 million in the prior year period, up 19.5%

•	Net loss of $5.3 million or $(0.10) per diluted share, compared to net income of $0.5 million, or $0.01 per diluted share, in the prior year period

•	Adjusted EBITDA of $2.5 million, compared to $2.0 million in the prior year period

•	Adjusted net loss of $0.4 million, or $(0.01) per diluted share, compared to adjusted net income of $1.3 million or $0.02 per diluted share, in the prior year period

Full Year 2018 Financial Highlights

•	Total revenues of $155.7 million, compared to $132.0 million in 2017, growth of 18.0%

•	Net loss of $8.0 million, or $(0.15) per diluted share, compared to net loss of $12.7 million, or $(0.25) per diluted share, in 2017

•	Adjusted EBITDA of $(5.2) million, compared to $9.2 million in 2017

•	Adjusted net loss of $14.3 million, or $(0.27) per diluted share, compared to adjusted net loss of $7.5 million, or $(0.15) per diluted share, in 2017

Fourth Quarter 2018 Results

Student lending revenues in the fourth quarter were $18.0 million, a decrease of 20.0% from $22.5 million in the prior year period. Reduced revenues from Great Lakes Higher Education Guaranty Corporation accounted for this decrease year over year, with revenues of $5.5 million in the fourth quarter of 2018, compared to $11.5 million in the prior year period. All other Guaranty Agencies accounted for revenues of $12.5 million in the fourth quarter of 2018, compared to $11.0 million in the prior year period. Student loan placement volume (defined below) during the quarter totaled $431.7 million, compared to $549.0 million in the prior year period.

Healthcare revenues in the fourth quarter were $11.1 million, up from $3.6 million in the prior year period. Medicare audit recovery and Medicare as Secondary Payer Commercial Repayment Center revenues were $5.1 million in the fourth quarter, an increase of $4.6 million from the prior year period. Commercial healthcare clients contributed revenues of $6.0 million in the fourth quarter of 2018, an increase of $2.8 million from the prior year period.

Other revenues in the fourth quarter were $10.7 million, up from $7.2 million in the prior year period. This increase is due to the growth in our outsourced customer services contract work.

Net loss for the fourth quarter of 2018 was $5.3 million, or $(0.10) per share on a fully diluted basis, compared to net income of $0.5 million or $0.01 per share on a fully diluted basis in the prior year period. Adjusted EBITDA for the fourth quarter of 2018 was $2.5 million as compared to $2.0 million in the prior year period. Adjusted net loss for the fourth quarter of 2018 was $0.4 million, or $(0.01) per share on a fully diluted basis. This compares to adjusted net income of $1.3 million, or $0.02 per fully diluted share in the prior year period.

Full Year 2018 Results

Revenues for the full year ended December 31, 2018 were $155.7 million, an increase of 18.0% compared to $132.0 million in 2017.  Student lending revenues declined 29.5% to $66.5 million from $94.3 million in 2017. Student Loan Placement Volume totaled $2.6 billion as compared to $2.8 billion in 2017. Healthcare revenues increased 460.0% to $56.0 million from $10.0 million in the prior year. Other revenues increased 19.9% to $33.2 million from $27.7 million in 2017.

Net loss for the full year was $8.0 million, or $(0.15) per share on a fully diluted basis, compared to net loss of $12.7 million or $(0.25) per share on a fully diluted basis in 2017. Adjusted EBITDA for 2018 was ($5.2 million) as compared to

$9.2 million in 2017.   Adjusted net loss for 2018 was $14.3 million, or $(0.27) per fully diluted share. This compares to adjusted net loss of $7.5 million or $(0.15) per fully diluted share in 2017.

As of December 31, 2018, the Company had cash, cash equivalents and restricted cash of approximately $7.3 million.

Business Commentary and 2019 Outlook

“During 2018, we made significant progress on many of our key initiatives, increased our investment to support contract and revenue growth and acquired Premiere Credit of North America, which further strengthened our long-standing relationship with ECMC.”

“Finally, we are providing full year 2019 revenue guidance of $158 to $168 million and and adjusted EBITDA to be a loss of between $2 million to $6 million. We are excited for 2019 and beyond as our larger contracts begin to transition out of the heavy investment phase and become sources for greater profitability that strengthen our business in the mid to longer term.” concluded Lisa Im, CEO of Performant.

Note Regarding Use of Non-GAAP Financial Measures

In this press release, to supplement our consolidated financial statements, the Company presents adjusted EBITDA and adjusted net income. These measures are not in accordance with accounting principles generally accepted in the United States of America (US GAAP) and accordingly reconciliations of adjusted EBITDA and adjusted net income to net income determined in accordance with US GAAP are included in the “Reconciliation of Non-GAAP Results” table at the end of this press release. We have included adjusted EBITDA and adjusted net income in this press release because they are key measures used by our management and board of directors to understand and evaluate our core operating performance and trends and to prepare and approve our annual budget. Accordingly, we believe that adjusted EBITDA and adjusted net income provide useful information to investors and analysts in understanding and evaluating our operating results in the same manner as our management and board of directors. Our use of adjusted EBITDA and adjusted net income has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under US GAAP. In particular, many of the adjustments to our US GAAP financial measures reflect the exclusion of items, specifically interest, tax and depreciation and amortization expenses, equity-based compensation expense and certain other non-operating expenses, that are recurring and will be reflected in our financial results for the foreseeable future. In addition, these measures may be calculated differently from similarly titled non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes.

Terms used in this Press Release

Student Loan Placement Volume refers to the dollar volume of defaulted student loans first placed with us during the specified period by public and private clients for recovery. Placement Volume allows us to measure and track trends in the amount of inventory our clients in the student lending market are placing with us during any period. The revenue associated with the recovery of a portion of these loans may be recognized in subsequent accounting periods, which assists management in estimating future revenues and in allocating resources necessary to address current Placement Volumes.

Earnings Conference Call

The Company will hold a conference call to discuss its fourth quarter and full year 2018 results today at 5:00 p.m. Eastern. A live webcast of the call may be accessed on the Investor Relations section of the Company’s website at investors.performantcorp.com. The conference call is also available by dialing 877-705-6003 (domestic) or 201-493-6725 (international).

A replay of the call will be available on the Company's website or by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the passcode 13688455. The telephonic replay will be available approximately three hours after the call, through April 2, 2019.

About Performant Financial Corporation

Performant helps government and commercial organizations enhance revenue and contain costs by preventing, identifying and recovering waste, improper payments and defaulted assets. Performant is a leading provider of these services in several industries, including healthcare, student loans and government. Performant has been providing recovery audit services for more than nine years to both commercial and government clients, including serving as a Recovery Auditor for the Centers for Medicare and Medicaid Services.

Powered by a proprietary analytic platform and workflow technology, Performant also provides professional services related to the recovery effort, including reporting capabilities, support services, customer care and stakeholder training programs meant to mitigate future instances of improper payments. Founded in 1976, Performant is headquartered in Livermore, California.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our outlook for revenues, net income and adjusted EBITDA in 2019. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the high level of revenue concentration among the Company's largest customers and any termination in the Company’s relationship with any of our significant clients would result in a material decline in our revenues, that many of the Company's customer contracts are subject to periodic renewal, are not exclusive, do not provide for committed business volumes and may be changed or terminated unilaterally and on short notice, that there can be no assurance that the Company is able to retain its new contract with the Department of Education as the result of the protests filed by unsuccessful bidders, that continuing limitations on the scope of our audit activity under our RAC contracts have significantly reduced our revenue opportunities with this client, that the Company faces significant competition in all of its markets, that the U.S. federal government accounts for a significant portion of the Company's revenues, that future legislative and regulatory changes may have significant effects on the Company's business, that failure of the Company's or third parties' operating systems and technology infrastructure could disrupt the operation of the Company's business and the threat of breach of the Company's security measures or failure or unauthorized access to confidential data that the Company possesses. More information on potential factors that could affect the Company's financial condition and operating results is included from time to time in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's annual report on Form 10-K for the year ended December 31, 2017 and subsequently filed reports on Forms 10-Q and 8-K. The forward-looking statements are made as of the date of this press release and the Company does not undertake to update any forward-looking statements to conform these statements to actual results or revised expectations.

Contact Information
Richard Zubek
Investor Relations
925-960-4988
investors@performantcorp.com

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except per share amounts)
(Unaudited)

Assets	December 31, 2018	December 31, 2017
Current assets:
Cash and cash equivalents	$5,462	$21,731
Restricted cash	1,813	1,788
Trade accounts receivable, net of allowance for doubtful accounts of $22 and $35, respectively	20,879	12,494
Prepaid expenses and other current assets	3,420	12,678
Income tax receivable	179	6,839
Total current assets	31,753	55,530
Property, equipment, and leasehold improvements, net	22,255	20,944
Identifiable intangible assets, net	1,160	4,864
Goodwill	81,572	81,572
Deferred income taxes	—	468
Other assets	1,019	1,058
Total assets	$137,759	$164,436
Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of notes payable to related party, net of unamortized discount and debt issuance costs of $126 and $171, respectively	$2,224	$2,029
Accrued salaries and benefits	5,759	4,569
Accounts payable	1,402	1,518
Other current liabilities	3,414	3,347
Deferred revenue	1,078	—
Estimated liability for appeals	210	18,817
Net payable to client	—	12,800
Total current liabilities	14,087	43,080
Notes payable to related party, net of current portion and unamortized discount and debt issuance costs of $2,345 and $3,245, respectively	41,105	38,555
Deferred income taxes	22	—
Earnout payable	1,936	—
Other liabilities	3,383	2,476
Total liabilities	60,533	84,111
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.0001 par value. Authorized, 500,000 shares at December 31, 2018 and 2017, respectively; issued and outstanding, 52,999 and 51,085 shares at December 31, 2018 and 2017, respectively	5	5
Additional paid-in capital	77,370	72,459
Retained earnings (accumulated deficit)	(149)	7,861
Total stockholders’ equity	77,226	80,325
Total liabilities and stockholders’ equity	$137,759	$164,436

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Revenues	$39,730	$33,289	$155,668	$132,049
Operating expenses:
Salaries and benefits	27,782	20,551	96,144	82,191
Other operating expenses	12,409	13,925	58,333	55,863
Impairment of goodwill and intangible assets	2,988	—	2,988	1,081
Total operating expenses	43,179	34,476	157,465	139,135
Loss from operations	(3,449)	(1,187)	(1,797)	(7,086)
Interest expense	(1,165)	(1,289)	(4,699)	(6,972)
Interest income	9	4	28	4
Loss before provision for (benefit from) income taxes	(4,605)	(2,472)	(6,468)	(14,054)
Provision for (benefit from) income taxes	660	(2,993)	1,542	(1,325)
Net income (loss)	$(5,265)	$521	$(8,010)	$(12,729)

Net income (loss) per share
Basic	$(0.10)	$0.01	$(0.15)	$(0.25)
Diluted	$(0.10)	$0.01	$(0.15)	$(0.25)
Weighted average shares
Basic	52,991	51,004	52,064	50,688
Diluted	52,991	51,599	52,064	50,688

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Twelve Months Ended
	December 31,
	2018	2017
Cash flows from operating activities:
Net loss	$(8,010)	$(12,729)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Loss on disposal of assets	44	67
Release of net payable to client related to contract termination	(9,860)	—
Release of estimated liability for appeals due to termination of contract	(18,531)	—
Derecognition of subcontractor receivable for appeals due to termination of contract	5,535	—
Derecognition of subcontractor receivable for overturned claims	1,536	—
Provision for doubtful account for subcontractor receivable	1,868	—
Impairment of goodwill and intangible assets	2,988	1,081
Depreciation and amortization	10,234	10,888
Deferred income taxes	490	3,733
Stock-based compensation	2,750	3,740
Interest expense from debt issuance costs	1,221	1,336
Earnout mark-to-market	(218)	—
Write-off of unamortized debt issuance costs	—	1,049
Interest expense paid in kind	—	331
Changes in operating assets and liabilities:
Trade accounts receivable	(6,695)	(1,010)
Prepaid expenses and other current assets	895	8
Income tax receivable	6,660	(4,812)
Other assets	69	(148)
Accrued salaries and benefits	220	254
Accounts payable	(445)	890
Deferred revenue and other current liabilities	(657)	(1,062)
Estimated liability for appeals	(76)	(488)
Net payable to client	(2,940)	(274)
Other liabilities	773	120
Net cash provided by (used in) operating activities	(12,149)	2,974
Cash flows from investing activities:
Purchase of property, equipment, and leasehold improvements	(7,645)	(7,259)
Premiere Credit of North America, LLC cash acquired	2,285	—
Net cash used in investing activities	(5,360)	(7,259)
Cash flows from financing activities:
Repayment of notes payable	(2,200)	(55,513)
Debt issuance costs paid	(27)	(934)
Taxes paid related to net share settlement of stock awards	(663)	(385)
Proceeds from exercise of stock options	187	155
Borrowings from notes payable	4,000	44,000
Net cash provided by (used in) financing activities	1,297	(12,677)
Effect of foreign currency exchange rate changes on cash	(32)	(3)
Net decrease in cash, cash equivalents and restricted cash	(16,244)	(16,965)
Cash, cash equivalents and restricted cash at beginning of year	23,519	40,484
Cash, cash equivalents and restricted cash at end of year	$7,275	$23,519
Non-cash investing activities:
Recognition of contingent consideration in acquisition	$2,154	$—

Non-cash financing activities:
Recognition of shares issued in acquisition	$2,420	$—
Recognition of warrant issued in debt financing	$249	$3,302
Supplemental disclosures of cash flow information:
Cash paid (received) for income taxes	$(6,228)	$(353)
Cash paid for interest	$3,477	$4,284
Reconciliation of the consolidated statements of cash flows to the consolidated balance sheets:
Cash and cash equivalents	$5,462	$21,731
Restricted cash	$1,813	$1,788
Total cash, cash equivalents and restricted cash at end of period	$7,275	$23,519

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Results
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Adjusted Earnings Per Diluted Share:
Net income (loss)	$(5,265)	$521	$(8,010)	$(12,729)
Plus: Adjusted items per reconciliation of adjusted net income	4,889	760	(6,306)	5,208
Adjusted Net Income (Loss)	$(376)	$1,281	$(14,316)	$(7,521)

Adjusted Earnings Per Diluted Share	(0.01)	0.02	(0.27)	(0.15)
Diluted average shares outstanding	52,991	51,599	52,064	50,688

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Adjusted EBITDA:
Net income (loss)	$(5,265)	$521	$(8,010)	$(12,729)
Provision for (benefit from) income taxes	660	(2,993)	1,542	(1,325)
Interest expense	1,165	1,289	4,699	6,972
Interest income	(9)	(4)	(28)	(4)
Transaction expenses (1)	—	—	—	576
Depreciation and amortization	2,633	2,507	10,234	10,888
Impairment of goodwill and intangible assets (4)	2,988	—	2,988	1,081
CMS Region A contract termination (6)	—	—	(19,415)	—
Stock based compensation	347	713	2,750	3,740
Adjusted EBITDA	$2,519	$2,033	$(5,240)	$9,199

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Adjusted Net Income (Loss):
Net income (loss)	$(5,265)	$521	$(8,010)	$(12,729)
Transaction expenses (1)	—	—	—	576
Stock based compensation	347	713	2,750	3,740
Amortization of intangibles (2)	3,150	207	3,758	898
Impairment of goodwill and intangible assets (4)	2,988	—	2,988	1,081
Deferred financing amortization costs (3)	258	346	1,221	2,385
CMS Region A contract termination (6)	—	—	(19,415)	—
Tax adjustments (5)	(1,854)	(506)	2,392	(3,472)
Adjusted Net Income (Loss)	$(376)	$1,281	$(14,316)	$(7,521)

We are providing the following preliminary estimates of our financial results for the year ended December 31, 2019:

	Year Ended
	December 31, 2018	December 31, 2019
	Actual	Estimate
Adjusted EBITDA:
Net income (loss)	$(8,010)	$ (18,460) to (26,445)
Provision for (benefit from) income taxes	1,542	(500) to 500
Interest expense	4,699	5,500 to 6,500
Interest income	(28)	(40) to (55)
Depreciation and amortization	10,234	9,500 to 10,500
Impairment of goodwill and customer relationship (4)	2,988	—
CMS Region A contract termination (6)	(19,415)	—
Stock-based compensation	2,750	2,000 to 3,000
Adjusted EBITDA	$(5,240)	$ (2,000) to (6,000)

(1) Represents costs and expenses related to the refinancing of our indebtedness.
(2) Represents amortization of capitalized expenses related to the acquisition of Performant by an affiliate of Parthenon Capital Partners in 2004, an acquisition in the first quarter of 2012 to enhance our analytics capabilities, and an acquisition of Premiere Credit of North America, LLC in the third quarter of 2018.

(3) Represents amortization of capitalized financing costs related to our Credit Agreement for 2018 and 2017, and amortization of capitalized financing costs related to our Prior Credit Agreement for 2017.

(4) Represents intangible assets impairment charges related to Great Lakes customer relationship in 2018 and impairment charges related to our Performant Europe Ltd. subsidiary in 2017.
(5) Represents tax adjustments assuming a marginal tax rate of 27.5% for 2018, and 40% for 2017.
(6) Represents the net impact of the termination of our 2009 CMS Region A contract during 2018, comprised of release of an aggregate of $28.4 million of the estimated liability for appeals and the net payable to client balances into revenue, net of derecognition of $9.0 million of prepaid expenses and other current assets, with a charge to other operating expenses, reflecting accrued receivables associated with amounts due from subcontractors for decided and yet-to-be decided appeals.